Exhibit 10.4
TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 22, 2010 is by and among Vigor Industrial LLC, an Oregon limited liability company (“Parent”), Nautical Miles, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and the stockholders of Todd Shipyards Corporation, a Delaware corporation (the “Company”), listed on the signature pages hereto (each a “Stockholder”).  Each of Parent, Merger Sub and each Stockholder is referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, each Stockholder is, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), set forth opposite the name of such Stockholder on Schedule I;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for Merger Sub to commence a cash tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, regardless of whether the Offer is consummated, the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of the Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.           Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the respective meanings specified in the Merger Agreement.

2.           Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)           Such Stockholder is the sole record and/or beneficial owner of, and has good title to, the shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I (together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned (beneficially or otherwise) by Stockholder prior to the termination of this Agreement, the “Shares”), free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose thereof, other than any applicable restrictions on transfer under the Securities Act).  For the avoidance of doubt, the term “Shares” shall include Company Restricted Stock.  Such Stockholder holds exclusive power to vote and dispose of the Shares and to issue instructions with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and has not granted a proxy to any other Person to vote or dispose of the Shares, subject to the limitations set forth in this Agreement.

(b)           Other than the Shares, Company SARs and Company RSUs set forth on Schedule I, neither such Stockholder nor any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definition will apply to all uses of such terms in this Agreement) holds or has any beneficial ownership interest in (i) any other shares of capital stock of the Company or (ii) any restricted stock units, options, stock-settled appreciation rights or warrants to acquire capital stock of the Company or other right or security convertible into or exercisable or exchangeable for capital stock of the Company, or any other securities (as defined in Section 3(10) of the Exchange Act, which definition will apply to all uses of such term in this Agreement) of the Company.

(c)           Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(d)           This Agreement has been validly executed and delivered by such Stockholder.  This Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(e)           The execution, delivery and performance of this Agreement by such Stockholder does not and will not (i) violate any provision of any judgment, order or decree applicable to such Stockholder or (ii) to the extent such Stockholder is an entity, breach or violate, or cause a default under, the organizational documents of such Stockholder.

(f)           No consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity or any third party is required to be made or obtained by such Stockholder in connection with the execution, delivery and performance of this Agreement.

(g)           Such Stockholder has received and reviewed a copy of the Merger Agreement and understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h)           No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder for which the Company, Parent or Merger Sub could become liable (except for fees payable by the Company as disclosed in the Merger Agreement).

(i)           There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened, against such Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder.

3.           Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to each Stockholder as follows:

(a)           Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Oregon.  Merger Sub is a corporation duly organized, validly existing and in good standing under laws of the State of Delaware.  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)           This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and constitutes the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not (i) violate any provision of any judgment, order or decree applicable to Parent or Merger Sub or (ii) breach or violate, or cause a default under, the Certificate of Formation, Certificate of Incorporation, bylaws or operating agreement (in each case, as applicable) of Parent or Merger Sub.

(d)           No consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity or any third party is required to be made or obtained by either Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement, except for (i) any applicable requirements of (A) the Exchange Act, (B) the DGCL and (C) the NYSE, (ii) as required by Competition Laws, (iii) as contemplated by the Merger Agreement (including the schedules thereto), and (iv) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Merger Sub of any of their obligations under this Agreement.

4.           Tender of the Shares.

(a)                Prior to the termination of this Agreement, each Stockholder shall (1) validly tender into the Offer (and not withdraw) and sell, pursuant to and in accordance with the terms of the Offer and the Offer Documents, all Shares held of record by such Stockholder and (2) to the extent applicable, instruct the record owner of all other beneficially owned Shares (including the Stockholder’s broker) to validly tender into the Offer (and not withdraw) and sell, pursuant to and in accordance with the terms of the Offer and the Offer Documents, the Shares, in each case not later than the tenth Business Day after commencement of the Offer, or with respect to any Shares acquired after such date, prior to the expiration of the Offer.  In furtherance and without limiting the generality of the foregoing, no later than the tenth Business Day after the commencement of the Offer, each Stockholder shall (i) deliver or instruct to be delivered by the record owner of all beneficially owned Shares to the depositary designated in the Offer Documents (A) a letter of transmittal with respect to his or its Shares in the form included in the Offer Documents and otherwise complying with the terms of the Offer, (B) any certificates representing his or its Shares and (C) any and all other documents or instruments required to be delivered pursuant to the terms of the Offer or the Offer Documents, and (ii) take any and all other actions reasonably necessary to accomplish the provisions of this Section 4(a).  If, notwithstanding the foregoing, any Shares are for any reason not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement.  Each Stockholder acknowledges that Merger Sub’s obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer.

(b)                Each Stockholder (i) waives, and agrees not to exercise, on its own behalf on behalf of any recordholder of any of the Shares, any rights of appraisal or rights to dissent from the Merger that Stockholder or any such recordholder may have under the DGCL, (ii) agrees not to assert any such rights of appraisal or dissent, and (iii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action, in each case with respect to any claim, suit, action or proceeding, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger, including any claim, suit, action or proceeding (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (B) alleging a breach of any fiduciary duty of any person in connection with the Merger Agreement or the transactions contemplated thereby.

5.           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and, except as otherwise specifically provided herein, Parent and Merger Sub shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Shares or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

6.           Transfer of the Shares; Other Actions.

(a)           Prior to the termination of this Agreement, except as otherwise provided herein, each Stockholder shall not, directly or indirectly: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Liens (other than pursuant to applicable restrictions on transfer under the Securities Act) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) take or cause the taking of any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby; provided, however, that any Transfer shall be permitted in the event such action is (A) required to comply with the terms of this Agreement, or (B) the result of any donative transfer to any immediate family member of such Stockholder, any charity to which the Stockholder wishes to contribute and/or any entity controlled by such family member or charity, or a trust, including a charitable remainder trust, for the exclusive benefit of such Stockholder, any immediate family member of such Stockholder, any charity to which such Stockholder wishes to contribute and/or any entity controlled by such trusts, in each case prior to the ten-Business Day deadline specified in Section 4(a); provided, further that prior to any such permitted Transfer, the transferee shall agree in a valid, binding and enforceable instrument to be bound by the terms hereof (a copy of which shall promptly be provided to Parent) and such transfer shall not relieve such Stockholder of any of its obligations hereunder. Any attempted sale, transfer, pledge, assignment or other disposition of any Shares or any interest therein in violation of this Section 6 shall be null and void ab initio.

(b)           Each Stockholder agrees that it shall not become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any shares of Company Common Stock, Company Restricted Stock, or any other voting securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement.

(c)           Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement, each Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholders of the Company), including rights arising out of such Stockholder’s ownership of Shares prior to the transfer of such Shares to Merger Sub or Parent pursuant to the Offer or the Merger Agreement, shall be transferred to Merger Sub and Parent upon the transfer to Merger Sub or Parent of such Stockholder’s Shares.

7.           Irrevocable Proxy; Voting.  Prior to the termination of this Agreement, each Stockholder hereby (1) constitutes and appoints Parent and Merger Sub, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as such Stockholder’s true and lawful attorney and proxy for and in such Stockholder’s name, place and stead, to vote all the Shares that such Stockholder holds of record at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company or to grant a consent or approval in respect of the Shares in any written consent in lieu of such a meeting (and to appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum) and (2) agrees to vote or cause to be voted all other Shares beneficially owned by such Stockholder at any annual, special, postponed or adjourned meeting of the stockholders of the Company, and to grant or cause to be granted a consent or approval in respect of such Shares in any written consent in lieu of such a meeting (and to appear at each such meeting or otherwise cause all of such Shares to be counted as present thereat for purposes of calculating a quorum), in each case (a) in favor of approval and adoption of the Merger Agreement (including, for purposes of this proxy, as it may be modified or amended from time to time), the approval of the Merger and the other transactions contemplated by the Merger Agreement, the other transactions contemplated thereby and any other matter that must be approved by the stockholders of the Company for the transactions contemplated by the Merger Agreement to be consummated, (b) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger and (c) against (i) any Takeover Proposal or any proposal relating to any Takeover Proposal, (ii) any merger (other than the Merger), consolidation or other business combination involving any Company Entities or a reorganization, recapitalization, dissolution or liquidation of any Company Entities, (iii) to the extent submitted to a stockholder vote, any change in the business, management or the Company Board (other than as directed by Parent or Merger Sub) or (iv) any other action, proposal or agreement that could (A) reasonably be expected, to impede, interfere with, materially delay or postpone the Merger or the other transactions contemplated by the Merger Agreement, (B) result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article VII or Exhibit A of the Merger Agreement not being fulfilled or satisfied or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of equity interests in, the Company.  No Stockholder shall commit or agree to take any action inconsistent with the foregoing.  The proxy and power of attorney in Section 7(a) the (“Proxy”) is a proxy and power coupled with an interest, and each Stockholder declares that it is irrevocable during and for the term of this Agreement and that the Proxy shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms.  Each Stockholder hereby represents to Parent and Merger Sub that any proxies heretofore given in respect of the Shares are not irrevocable and hereby revokes all and any other proxies with respect to the Shares that the Stockholder may have heretofore made or granted. Each Stockholder hereby ratifies and confirms all that this Proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, this Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. For the avoidance of doubt, if for any reason the Proxy is not irrevocable, each Stockholder shall vote its Shares in accordance with Section 7.2(2).

8.           Directors and Officers. This Agreement applies to each Stockholder solely in such Stockholder’s capacity as a holder of Company Common Stock, and not to any Stockholder or any Representative of a Stockholder serving as a director or officer of the Company in such capacity.

9.           401(k) Blackout Period.  The Parties acknowledge that, effective January 1, 2011, the Company is changing the third-party administrator responsible for administration of the Company’s 401(k) Savings Investment Plan from Principal Financial Group to Milliman, Inc. (“Milliman”) and, in connection therewith, Milliman has imposed a blackout period beginning December 21, 2010 and concluding the week of January 10, 2011 (the “Blackout Period”).  During the Blackout Period, the participants of the Company’s 401(k) plan will be temporarily unable to direct the investment of their respective 401(k) plans.  If, during such Blackout Period, any Stockholder is unable to take any action otherwise required pursuant to this Agreement with respect to any Shares that such Stockholder holds through such 401(k) plans, such Stockholder shall take any and all such actions with respect to such Shares promptly following the conclusion of the Blackout Period; provided that nothing in this Section 9 shall cancel, delay or in any way modify any of such Stockholder’s obligations under this Agreement with respect to any other Shares held of record or beneficially by such Stockholder.

10.           Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.  At the other Party’s reasonable request and without any further consideration, each Party shall execute and deliver any additional documents and take such further actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

11.           Termination.

(a)           This Agreement shall terminate automatically and immediately upon the earliest to occur of the following: (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the mutual written consent of Parent and such Stockholder, or (iv) the purchase of all of the Shares of such Stockholder by Merger Sub pursuant to the Offer.

(b)           Each Stockholder shall have the right to terminate this Agreement upon written notice to Parent following (i) any decrease in the Offer Price, (ii) any change in the form of consideration payable pursuant to the Merger Agreement or (iii) any extension of the Outside Date.

(c)           Notwithstanding the termination of this Agreement, no Party shall be relieved from liability for any breach of this Agreement and Sections 11, 12, 13 and 15 shall survive any termination of this Agreement.

12.           Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

13.           Public Announcements. Each Stockholder (in its capacity as a stockholder of the Company and/or signatory to this Agreement) shall not, nor shall it permit any of its Representatives to, make any public announcement regarding the business or affairs of the Company, Parent or Merger Sub, including with respect to this Agreement and the transactions contemplated hereby, except (a) with the prior written consent of Parent and (b) as required for a Stockholder to comply with its obligations under applicable Law.  Each Stockholder (i) consents to and authorizes the publication and disclosure by the Company, Parent or Merger Sub and their its Affiliates of its identity and holding of the Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity in connection with the Offer, or in any other disclosure document in connection with the Offer, the Merger or in any of the other transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to the Company, Parent or Merger Sub any information it may reasonably require for the preparation of any such disclosure documents.  Each Stockholder agrees to promptly notify the Company, Parent and Merger Sub of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

14.           Adjustments. In the event of (a) any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shares or (b) that any Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by such Stockholder immediately following the effectiveness of the events described in clause (a) or such Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shares hereunder.  Each Stockholder agrees to promptly notify Parent of the number of any new Shares acquired by such Stockholder after the date hereof.

15.           Miscellaneous.

(a)           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Any capitalized terms used in Schedule I but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a Person are also to its permitted successors and assigns.

(b)           Stop Transfer; Legends.  Each Stockholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order at and upon the direction of Parent or Merger Sub with respect to all of its Shares and to legend the certificates evidencing the Shares.  Each Stockholder agrees that, to the extent requested by Parent, it shall authorize and instruct the Company as promptly as practicable following such request (i) to make a notation on its records and give instructions to the transfer agent for any Shares not to permit, during the term of this Agreement, the transfer of such Shares and (ii) to place (or cause the transfer agent for such Shares to place) on any certificates evidencing such Shares a legend stating that such Shares are subject to this Agreement.

(c)            Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be (i) be delivered by hand, (ii) sent by facsimile or (iii) sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Stockholder, to the address set forth on the signature pages hereto.

If to Parent or Merger Sub, to:

Vigor Industrial LLC
5555 N. Channel Ave.
Portland, OR 97217
Facsimile: (503) 247-1620
Attention: Frank Foti

with a copy (which shall not constitute notice) to:

K&L Gates LLP
222 SW Columbia Street, Ste 1400
Portland, OR 97201
Facsimile: (503) 553-6210
Attention: Brendan R. McDonnell

(d)           Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

(e)           Entire Agreement; Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to confer, nor shall it confer, upon any Person other than the Parties any rights or remedies or benefits of any nature whatsoever, except that the Company is intended to be a third party beneficiary of Sections 13 and 15(b).

(f)           Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(g)           Consent to Jurisdiction; Service of Process; Venue.  Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it except in such courts).  To the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(h)           WAIVER OF JURY TRIAL.  EACH PARTY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 15(h).

(i)           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(j)           Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(k)           Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.  If any Party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with any such injunction or other Judgment.

(l)           Remedies Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any Party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

(m)           Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the Parties, and no waiver or consent hereunder shall be effective against any Party unless it shall be in writing and signed by such Party.  The failure or delay by any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the date first written above.

VIGOR INDUSTRIAL LLC

By:	/s/ Frank J. Foti
Name: Frank J. Foti
Title: President

NAUTICAL MILES, INC.

By:	/s/ Frank J. Foti
Name: Frank J. Foti
Title: President

[Signature Page to Tender and Support Agreement]

STOCKHOLDERS

/s/ Brent D. Baird		/s/ Steven A. Clifford
Brent D. Baird		Steven A. Clifford
Address:	Trubee Collins & Co.	Address:	438 39th Ave. East
	1350 One M&T Plaza		Seattle, WA 98112
Buffalo, NY 14203

/s/ Berger A. Dodge		/s/ Patrick W. E. Hodgson
Berger A. Dodge		Patrick W. E. Hodgson
Address:	Todd Pacific Shipyards Corp	Address:	30 St. Clair Ave West, Suite 901
	1801 16th Ave SW		Toronto, Ontario M4V 3A1
	Seattle, WA 98134		Canada

/s/ Joseph D. Lehrer		/s/ William L. Lewis
Joseph D. Lehrer		William L. Lewis
Address:	Greensfelder Hemker & Gale	Address:	Lease Crutcher Lewis
	10 South Broadway		107 Spring Street
	Suite 2000		Seattle WA 98104
St. Louis, MO 63102-1774

/s/ Michael G. Marsh		/s/ J. Paul Reason
Michael G. Marsh		J. Paul Reason
Address:	Todd Pacific Shipyards Corp	Address:	700 New Hampshire Ave NW #402
	1801 16th Ave SW		Washington, DC 20037
Seattle, WA 98134

WOODBOURNE PARTNERS, L.P.

/s/ Stephen G. Welch		By:	Clayton Management Company, its general
Stephen G. Welch		partner
Address:	Todd Pacific Shipyards Corp
	1801 16th Ave SW		By:	/s/ John D. Weil
	Seattle, WA 98134			John D. Weil, President
		Address:		200 North Broadway
Suite 825
St. Louis, MO 63102-2573

[Signature Page to Tender and Support Agreement]

SCHEDULE I

SHAREHOLDER	COMMON STOCK*	UNVESTED RESTRICTED STOCK*	UNVESTED RSUs	SSARs

Brent D. Baird	37,287.50	1,312.50	0.00	4,000.00

Steven A. Clifford	16,087.50	1,312.50	0.00	4,000.00

Berger A. Dodge	8,380.00	0.00	6,520.00	12,000.00

Patrick W. E. Hodgson	76,587.50	1,312.50	0.00	4,000.00

Joseph D. Lehrer	3,687.50	1,312.50	0.00	4,000.00

William L. Lewis	15,290.50	1,312.50	0.00	4,000.00

Michael G. Marsh	31,980.00	0.00	4,920.00	12,000.00

J. Paul Reason	2,437.50	1,312.50	0.00	4,000.00

Stephen G. Welch	149,592.00	0.00	16,400.00	40,000.00

Woodbourne Partners, L.P.	499,773.00	0.00	0.00	0.00

* Although the Company does not issue fractional shares, the monthly vesting of Company Restricted Stock through December 15, 2010 would result in fractional shares for the Company’s directors.  For purposes of accurately reflecting the distinction between vested and unvested Company Restricted Stock, such fractional shares have been included in this table.